[GRAPHIC OMITTED]Russell-Stanley                Russell-Stanley Holdings, Inc.
                                                685 Route 202/206
                                                Bridgewater, NJ  08807-1762

                                                Contact:  Ron Litchkowski
                                                (908) 203-9500


                                Press Release

      Russell-Stanley Restructuring Plan Supported by 99% of Note Holders

                     Expiration of Exchange Offer Extended

Bridgewater, New Jersey, November 1, 2001--Russell-Stanley Holdings, Inc.
today announced that it extended the expiration time of its exchange offer to holders of its 10 7/8% Senior Subordinated Notes due 2009 (the "Old Notes") and its solicitation of releases and the voting deadline for votes on its prepackaged plan of reorganization. The expiration time of the exchange offer and the voting deadline are now 5:00 p.m., New York City time, on November 2, 2001, unless further extended. The Company is offering to exchange for each holder's pro rata share of $150 million aggregate principal amount of Old
Notes a pro rata share of $20 million aggregate principal amount of new 9% Senior Subordinated Notes due 2008 and 3,000,000 shares of common stock. To date, approximately 99.1% of the aggregate principal amount of the Old Notes have been tendered in the exchange offer.

The 9% Senior Subordinated Notes due 2008 and common stock will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.


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Russell-Stanley Holdings, Inc. is a leading manufacturer and marketer of plastic and steel containers and a leading provider of related container services in the United States and Canada.


This press release includes forward-looking statements for the purposes of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and assumptions about future events. Although we believe our expectations and assumptions are reasonable, we cannot assure you that our expectations and assumptions will prove to have been correct. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.